Exhibit 99.1

Rogers Corporation Completes Acquisition of Curamik Electronics GmbH

ROGERS, Conn.--(BUSINESS WIRE)--January 4, 2011--Rogers Corporation (NYSE: ROG) announced today that it has closed on the transaction to acquire Curamik Electronics GmbH, a manufacturer of power electronic substrate products headquartered in Eschenbach, Germany. As previously announced on January 3, 2011, Rogers signed a definitive agreement on December 31, 2010 to acquire 100% of the stock of Curamik Electronics GmbH for €116 million (subject to post closing audit adjustments).

Curamik, founded in 1983, is the worldwide leader for development and production of direct copper bonded (DCB) ceramic substrate products used in the design of intelligent power management devices, such as Insulated Gate Bipolar Transistor (IGBT) modules. These devices enable a wide range of products including highly efficient industrial motor drives, wind and solar energy converters and hybrid electric vehicle drive systems.

Robert D. Wachob, Rogers’ President and CEO commented; “I am pleased to complete this acquisition as it provides the Company with significant opportunities to grow platforms in its targeted strategic markets.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, sustainable energy, and telecommunications infrastructure. With more than 175 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for high-speed digital, power amplifiers, antenna and radar systems; power electronics for high-voltage rail traction, hybrid-electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smart phones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense, consumer products, and computers. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and risks. These uncertainties and risks include, but are not limited to, the possibility that expected benefits of the acquisition may not materialize as expected, general economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties and risks that affect Rogers Corporation’s business, particularly those discussed in its 2009 Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of January 4, 2011 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
Investor Relations Contact:
William J Tryon, 860-779-4037
Fax: 860-779-5509
william.tryon@rogerscorporation.com
www.rogerscorp.com